Exhibit 99.1

Ingram Micro and HNA Group Announce Completion of Acquisition

Underscores Commitment to Providing Best-in-Class Logistics and

Supply Chain Management to Clients Around the World

Irvine, CA, and Hainan, China –December 6, 2016 – Ingram Micro Inc. (NYSE: IM) and HNA Group today announced that they have completed the previously announced transaction, under which Tianjin Tianhai Investment Company, Ltd. (SSE A Share: 600751 and SSE B Share: 900938), a publicly-traded subsidiary of HNA Group, acquired Ingram Micro for $38.90 per share in an all-cash transaction with an equity value of approximately $6 billion.

“The closing of this transaction represents a significant milestone on Ingram Micro’s path to growing our business and providing a full spectrum of global technology and supply chain services to businesses around the world,” said Alain Monié, CEO of Ingram Micro. “We are delighted to move forward with this partnership with HNA Group and excited by the opportunity to accelerate the development and delivery of an even stronger value proposition for Ingram Micro's vendors and customers globally.”

“Following the receipt of all regulatory clearances, we are excited to welcome Ingram Micro to the HNA Group family and we look forward to supporting Ingram Micro’s management team and talented associates as they continue to empower their vendor and customer partners to realize the promise of technology, including building on the company’s unparalleled global logistics and supply chain operations,” said Adam Tan, Vice Chairman and CEO of HNA Group. “With its well-established supply chain management expertise and broad portfolio of easy-to-use technology solutions, Ingram Micro exemplifies HNA Group’s strategy of investing in companies with strong positions in growing markets in our core areas of focus. Working together, we believe there are significant opportunities to continue to expand Ingram Micro’s delivery platform and portfolio of solutions offerings into high growth regions and provide customers across a wide range of industries with greater access to new market opportunities. Today marks a significant step forward in HNA Group’s efforts to create a global, one-stop provider of logistics and supply chain solutions and services.”

In connection with the completion of the transaction, Ingram Micro will cease trading on the New York Stock Exchange before the market opens today. Ingram Micro will remain headquartered in Irvine, California and will continue to be led by CEO Alan Monié.

GF Securities Co., Ltd. acted as independent financial advisor to Tianjin Tianhai. China International Capital Corporation Limited and Bravia Capital jointly acted as lead financial advisors to HNA Group, and Weil, Gotshal & Manges LLP served as legal counsel. Morgan Stanley & Co. LLC acted as financial advisor to Ingram Micro and Davis Polk & Wardwell LLP served as legal counsel.

About Ingram Micro

PRIVATE & CONFIDENTIAL

Ingram Micro Inc. helps businesses Realize the Promise of Technology™. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. Unrivaled agility, deep market insights and the trust and dependability that come from decades of proven relationships, set Ingram Micro apart and ahead. More at www.ingrammicro.com.

About HNA Group

HNA Group is a global Fortune 500 company focused on Tourism, Logistics and Financial Services. Since its founding in 1993, HNA Group has evolved from a regional airline based on Hainan Island into a global company with over $90 billion of assets, $30 billion in annual revenues and an international workforce of nearly 200,000 employees, primarily across North America, Europe and Asia. HNA’s Logistics business is a leader in logistics and supply chain management with capabilities in shipping and equipment manufacturing, maritime transportation, third-party payment platforms and project finance. For more information, please visit www.hnagroup.com.

About Tianjin Tianhai

Tianjin Tianhai, a Shanghai Stock Exchange traded company, has grown from a traditional marine shipping company into a modern logistics company with investments and operations across a range of market segments, including logistics, supply chain management and financial services.  HNA Group is Tianjin Tianhai’s largest shareholder, and the company is headquartered in Tianjin, China.

Contacts

HNA Group

China

Abby Lee – +852 3196 0956

United States

Sard Verbinnen & Co.

Matt Benson or Bob Rendine – 212.687.8080

Ron Low – 415.618.8750

Ingram Micro

Damon Wright – 714.382.5013

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